Exhibit 99.1

                        Ramco-Gershenson Properties Trust
              Reports Results for Fourth Quarter and Year-End 2005

    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Feb. 15, 2006--
Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the fourth quarter and twelve months ended December 31, 2005.

    Financial Information for Fourth Quarter 2005:

    --  Diluted FFO per share of $0.60

    --  Diluted FFO of $11.8 million

    --  Total revenues of $35.4 million

    --  Diluted EPS of $0.18

    --  Quarterly dividend of $0.4375 per common share

    Financial Information for Year-End 2005:

    -- Diluted FFO per share of $2.42, a 16.9% increase over last year

    --  Diluted FFO of $47.9 million, a 15.7% increase over last year

    -- Total revenues of $141.6 million, a 15.4% increase over last year

    --  Diluted EPS of $0.70, a 16.7% increase over last year

    --  Annual dividend of $1.75 per common share

    Company Highlights in 2005:

    -- Acquired 9 shopping centers for Joint Venture with ING Clarion completing over $378 million of the $450 million venture commitment

    -- Signed six anchor leases for the River City Marketplace development in Jacksonville, Florida

    -- Commenced the development of Rossford Pointe in Rossford, Ohio and The Shoppes of Fairlane Meadows in Dearborn, Michigan

    --  Entered into new $250 million unsecured credit facility

    --  Refinanced $99 million of high interest rate long term debt

    --  Replaced vacant Kmart with Home Depot in Taylor, Michigan

    --  Raised annual dividend over 4.0% to $1.75 per share

    --  Won Master Planning Award for River City Marketplace
        Development in Jacksonville, Florida

    --  Opened 105 new non-anchor and 8 new anchor stores

    -- Renewed 144 non-anchor leases, at an average increase of 4.2% over prior rental rates

    -- Increased overall average portfolio base rental rates to $9.55, compared to $8.83 in 2004

    --  Portfolio occupancy of 93.7%, up from 92.9% in 2004

    Financial Results

    For the three months ended December 31, 2005, diluted Funds from Operations (FFO) decreased 3.3% or $0.4 million to a total of $11.8 million compared with $12.2 million for the three months ended December 31, 2004. On a per share basis, diluted FFO decreased 1.6%, or $0.01, to $0.60 in the fourth quarter of 2005, compared with $0.61 in the fourth quarter of 2004. Total revenues for the three months ended December 31, 2005, increased 2.3% or $.8 million, to a total of $35.4 million, compared with $34.6 million in 2004. Net income decreased 17.9% or $1.0 million to a total of $4.6 million, compared with $5.6 million in 2004. Diluted earnings per share decreased $0.06, to $0.18, compared to $0.24 in 2004.
    For the twelve months ended December 31, 2005, diluted FFO increased 15.7% or $6.5 million to a total of $47.9 million compared with $41.4 million for the twelve months ended December 31, 2004. On a per share basis, diluted FFO increased 16.9% or $0.35 to $2.42 in 2005 compared with $2.07 in 2004. Total revenues for the twelve months ended December 31, 2005, increased 15.4% or $18.9 million, to a total of $141.6 million compared with $122.7 million in 2004. Net income increased 22.5% or $3.4 million to a total of $18.5 million, compared with $15.1 million in 2004. Diluted earnings per share increased 16.7%, or $0.10, to $0.70, compared to $0.60 in 2004.
    "2005 was one of our busiest years to date. We met our key financial objective, achieving 16.9% FFO per share growth, which was driven by superior results in our three core disciplines; acquisitions, development and asset management," said Dennis Gershenson, President and Chief Executive Officer. "We purchased nine shopping centers for our Joint Venture with ING Clarion, completing over 84% of the $450 million joint venture commitment in less than one year. We substantially completed the mid-box leasing for our River City Marketplace development in Jacksonville, Florida and commenced the construction of two new development projects; one in Michigan and one in Ohio. Our redevelopment program continued on a healthy pace. The Company initiated four new core shopping center value-added redevelopments and identified a number of additional improvement opportunities in our portfolio. Looking ahead, we would expect to continue this accelerated pace to achieve an increase in FFO per share of over 6.0% in 2006."

    Operating Highlights

    Acquisitions/Dispositions

    The Company made substantial progress in fulfilling its $450 million commitment for its Joint Venture (the Venture) with the Clarion Lion Properties Fund, a private equity real estate fund advised by ING Clarion Partners. During the year, the Company acquired nine shopping centers for the Venture bringing the total centers purchased to date to twelve, with an aggregate purchase price of $378.4 million and comprising over 2.4 million square feet of gross leasable area. Of the twelve, six are located along the "gold coast" of Florida. Four of the five Michigan centers are located in the counties of Oakland and Macomb, which both exceed national and state statistics for population growth and income levels.
    In December, the Company purchased on balance-sheet Kissimmee West, a 300,186 square foot community shopping center located in Kissimmee, Florida. The Center is shadow anchored by a 184,600 square foot Super Target. The center is also anchored by a 35,000 square foot JoAnn Fabrics and a 32,000 square foot Marshall's.
    Subsequent to year-end, the Company sold seven shopping centers for the aggregate sale price of $47.0 million. The seven centers were sold as a portfolio to Phillips Edison & Company and comprised approximately 935,000 square feet and include Cox Creek in Florence, Alabama; Crestview Corners in Crestview, Florida; Cumberland Gallery in New Tazewell, Tennessee; Holly Springs Plaza in Franklin, North Carolina; Indian Hills in Calhoun, Georgia; Edgewood Square in North Augusta, South Carolina and Tellico Plaza in Lenoir City, Tennessee. All of the shopping centers were located in tertiary markets. The proceeds from the sale were used to pay down the Company's unsecured revolving credit facility. The Company will continue to evaluate its portfolio for potential future sales.

    Development

    During the year, the Company commenced two new development projects, Rossford Pointe in Rossford, Ohio and The Shoppes of Fairlane Meadows in Dearborn, Michigan. Rossford Pointe is situated on a ten acre site adjacent to the Company's 480,000 square foot Crossroads Centre. The Shoppes of Fairlane Meadows is being developed on 2.2 acres to complement the Company's 313,000 square foot Fairlane Meadows shopping center. Both the Rossford and Dearborn developments demonstrate the viability of the existing centers' locations and drawing power.
    At year-end, the Company also had a number of substantial development projects in process that encompass over 1.6 million square feet of retail space. Beacon Square in Grand Haven, Michigan and Gaines Marketplace in Gaines Township, Michigan are developments that are substantially complete and are at a stage where only some of the ancillary retail space needs to be leased. All of the anchors are open and operating. The third development project, River City Marketplace, in Jacksonville, Florida is the largest center presently under construction. During the year, the Company leased over 230,000 square feet of retail space. Recently announced anchor commitments include Ross Dress for Less, PetSmart, Michaels, Old Navy, OfficeMax as well as an eighteen screen Wallace (Hollywood) Theater. The Company previously announced that it sold a 19 acre parcel of land to Wal-Mart for the construction of a 204,000 square foot supercenter. A majority of the anchor retailers, including Wal-Mart, are scheduled to open in the second quarter of 2006.
    As of December 31, 2005, the Company had spent $64.5 million on the developments in progress, which have an estimated total project cost of $116.4 million.

    Asset Management

    During 2005, the improvement of core shopping centers remained a vital part of the Company's business plan. The Company completed value-added redevelopments of three shopping centers: Jackson Crossing in Jackson, Michigan; New Towne Plaza in Canton, Michigan; and Spring Meadows in Holland, Ohio. Each of the projects involved the addition or expansion of a national anchor retailer eager to increase its presence in the local market. The aggregate project cost for the redevelopments was $6.9 million, producing a 9.4% return on new dollars invested.
    In addition, the Company continued to identify areas within its core portfolio to add value. In 2005, the Company commenced the following redevelopment projects:

    -- Tel-Twelve in Southfield, Michigan: The Company terminated both the Media Play and Circuit City leases with the expectation of replacing them with new national retail anchor draws.

    -- Northwest Crossing in Knoxville, Tennessee: A lease has been signed for a 35,000 square foot H.H. Gregg. This is the second repositioning undertaken at the center in a little over a year. Wal-Mart was recently expanded to a 201,000 square foot supercenter.

    -- Taylor Plaza in Taylor, Michigan: A ground lease was signed for 11.64 acres with Home Depot for a 102,000 square foot store to replace the demolished Kmart at the site.

    --  Clinton Valley shopping center in Sterling Heights, Michigan:
        Big Lots in 30,847 square feet recently opened in the majority of the former Service Merchandise space. A lease has been signed with Save-A-Lot in 19,414 square feet for the balance of the building.

    At year-end, the Company had 7 redevelopment projects in process with a total project cost of $28.3 million.

    Leasing/Same Center Operating Results

    During 2005, the Company opened 105 new non-anchor stores, at an average base rent of $14.63 per square foot. The Company also renewed 144 non-anchor leases, at an average base rent of $13.88, achieving an increase of 4.2% over prior rental rates. Additionally, the Company signed 8 new anchor leases during the year. Overall portfolio average base rents increased to $9.55 per square feet in 2005 from $8.83 in 2004. Same center net operating income increased 2.3% over 2004. At year-end, the portfolio was 93.7% leased, compared to 92.9% for year-end 2004.

    Financing Activity, Debt and Market Capitalization

    During the year, the Company repaid early and without penalty $99.3 million in mortgage loans with Lincoln National Life Insurance Company. The loans were secured by ten of the Company's assets and carried a blended interest rate of 8.3%. As part of this refinancing, the Company entered into long term loans for three of the ten shopping centers. These new loans have a ten year maturity, with five years of interest only payments, and carry a blended fixed interest rate of approximately 5.2%. The proceeds from these financings approximated $65.7 million and were used to pay down a portion of a term loan facility entered into with KeyBank for the repayment of the Lincoln loans.
    In December, the Company entered into a $250 million unsecured credit facility with the Company's bank group led by KeyBank. The new financing is comprised of a three-year $150 million unsecured revolving credit facility, which includes a built-in accordion feature providing for up to $100 million in additional borrowings, as well as a five-year $100 million unsecured term loan. The revolving credit facility can be extended for up to an additional two years at the Company's option. Pricing on the facility depends on the Company's leverage and is set at LIBOR plus 115 to 150 basis points for the revolver and LIBOR plus 130 to 165 basis points for the term loan. Proceeds from the new financings were used to pay off the Company's secured and unsecured revolving credit facilities as well as the balance of the ten property bridge loan and a construction loan that was entered into earlier this year.
    Total debt at year-end was $724.8 million with an average interest rate of 6.0% and an average maturity of 56 months. Total capitalization for the Company was approximately $1.3 billion at December 31, 2005, with debt to market capitalization of 54.3%.

    Dividend

    In March 2005, the Company's Board of Trustees approved a 4% increase in the annual common share dividend paid quarterly in the months of April, July, October and January. The increase raised the 2005 annual dividend from $1.68 to $1.75.
    On January 3, 2006, the Company paid a fourth quarter dividend of $0.4375 per common share, a fourth quarter dividend of $0.5938 per Series B cumulative redeemable preferred share and a fourth quarter dividend of $0.5664375 per Series C cumulative convertible preferred share, for the period of October 1, 2005 through December 31, 2005 to shareholders of record on December 20, 2005.

    Earnings Guidance/Conference Call

    The Company expects 2006 annual diluted FFO per share to be between $2.53 and $2.58, and plans to discuss these estimates as part of its fourth quarter conference call. In addition, the Company expects earnings per diluted common share to be between $0.79 and $0.84.
    Ramco-Gershenson will host a live broadcast of its fourth quarter/year-end conference call on February 16, 2006 at 10:00 a.m. eastern time, to discuss its financial results and 2006 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (passcode 4645689). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, passcode 4645689 (for one week).
    Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

    Ramco-Gershenson Properties Trust has a portfolio of 77 shopping centers totaling approximately 17.4 million square feet of gross leasable area, consisting of 76 community centers and one enclosed regional mall. The Company's centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

    This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.


                  RAMCO-GERSHENSON PROPERTIES TRUST
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                            For the Three Months For the Twelve Months
                             Ended December 31,   Ended December 31,
                            -------------------- ---------------------
                               2005      2004       2005       2004
                            ---------- --------- ---------- ----------
Revenues
  Minimum rents               $23,354   $23,774    $92,841    $84,719
  Percentage rents                195       166        733        810
  Recoveries from tenants       9,694     9,617     38,548     33,116
  Fees and management income    1,619       407      5,478      2,506
  Other income                    494       601      4,023      1,590
                            ---------- --------- ---------- ----------
        Total revenues         35,356    34,565    141,623    122,741
                            ---------- --------- ---------- ----------
Expenses
  Real estate taxes             4,415     4,893     17,785     16,107
  Recoverable operating
   expenses                     6,016     5,524     21,600     18,928
  Depreciation and
   amortization                 7,500     7,143     30,211     25,312
  Other operating               1,588       597      3,202      1,575
  General and administrative    2,930     2,707     13,509     11,145
  Interest expense             10,570    10,223     42,421     34,525
                            ---------- --------- ---------- ----------
        Total expenses         33,019    31,087    128,728    107,592
                            ---------- --------- ---------- ----------
Operating income                2,337     3,478     12,895     15,149
Impairment of investment in
 unconsolidated entity              -         -          -     (4,775)
                            ---------- --------- ---------- ----------
Income from continuing
 operations before gain on
 sale of real estate
 assets, minority interest
 and earnings from
 unconsolidated entities        2,337     3,478     12,895     10,374
Gain on sale of real estate
 assets                           510     2,177      1,136      2,408
Minority interest                (598)     (867)    (2,556)    (1,988)
Earnings from unconsolidated
 entities                         859        39      2,400        180
                            ---------- --------- ---------- ----------
Income from continuing
 operations                     3,108     4,827     13,875     10,974
Income from discontinued
 operations                     1,531       797      4,618      4,146
                            ---------- --------- ---------- ----------
Net income                      4,639     5,624     18,493     15,120
Preferred stock dividends      (1,664)   (1,664)    (6,655)    (4,814)
                            ---------- --------- ---------- ----------
Net income available to
 common shareholders           $2,975    $3,960    $11,838    $10,306
                            ========== ========= ========== ==========

Basic earnings per share:
   Income from continuing
    operations                  $0.09     $0.19      $0.43      $0.37
   Income from discontinued
    operations                   0.09      0.05       0.27       0.24
                            ---------- --------- ---------- ----------
   Net income                   $0.18     $0.24      $0.70      $0.61
                            ========== ========= ========== ==========

Diluted earnings per share:
   Income from continuing
    operations                  $0.09     $0.19      $0.43      $0.36
   Income from discontinued
    operations                   0.09      0.05       0.27       0.24
                            ---------- --------- ---------- ----------
   Net income                   $0.18     $0.24      $0.70      $0.60
                            ========== ========= ========== ==========

Basic weighted average
 shares outstanding            16,841    16,822     16,837     16,816
                            ========== ========= ========== ==========
Diluted weighted average
 shares outstanding            16,879    17,032     16,880     17,031
                            ========== ========= ========== ==========


                  RAMCO-GERSHENSON PROPERTIES TRUST
                 CALCULATION OF FUNDS FROM OPERATIONS
                            (In thousands)
                             (unaudited)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------ --------------------
                                 2005      2004     2005       2004
                               --------- -------- --------- ----------
Net income                       $4,639   $5,624   $18,493    $15,120
Add:
 Depreciation and amortization
  expense                         7,967    7,633    33,335     27,250
 Loss on sale of depreciable
  property                           16     (350)     (637)     1,115
 Minority interest in
  partnership:
    Continuing operations           598      867     2,556      1,988
    Discontinued operations         267      139       804        720
                               --------- -------- --------- ----------
Funds from operations            13,487   13,913    54,551     46,193
Less:
  Preferred stock dividends      (1,664)  (1,664)   (6,655)    (4,814)
                               --------- -------- --------- ----------
Funds from operations available
 to common shareholders  (1)    $11,823  $12,249   $47,896    $41,379
                               ========= ======== ========= ==========

Weighted average equivalent
 shares outstanding (2)
   Basic                         19,770   19,752    19,766     19,746
                               ========= ======== ========= ==========
   Diluted                       19,808   19,991    19,810     19,961
                               ========= ======== ========= ==========

Funds from operations available
 for common shareholders,
 per diluted share                $0.60    $0.61     $2.42      $2.07
                               ========= ======== ========= ==========

(1) Management considers funds from operations, also known as "FFO," an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America ("GAAP"), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2) Basic weighted average shares outstanding represents the weighted average total shares outstanding, which includes common shares and assumes the redemption of all Operating Partnership Units for common shares. Diluted weighted average shares outstanding represents the basic weighted average common shares outstanding and the dilutive impact of in-the-money stock options.


                  RAMCO-GERSHENSON PROPERTIES TRUST
                     CONSOLIDATED BALANCE SHEETS
               (In thousands, except per share amounts)

                                                    December 31,
                                               -----------------------
                                                  2005        2004
                                               ----------- -----------
Assets
Investment in real estate, net                   $922,103    $951,176
Real estate assets held for sale                   61,995           -
Cash and cash equivalents                          14,929      15,045
Accounts receivable, net                           32,341      26,845
Equity investments in unconsolidated entities      53,398       9,182
Other assets, net                                  40,509      41,530
                                               ----------- -----------

   Total Assets                                $1,125,275  $1,043,778
                                               =========== ===========

Liabilities and Shareholders' Equity
Mortgages and notes payable                      $724,831    $633,435
Accounts payable and accrued expenses              31,353      30,003
Distributions payable                              10,316       9,963
Capital lease obligation                            7,942           -
                                               ----------- -----------

   Total Liabilities                              774,442     673,401
Minority Interest                                  38,423      40,364

Shareholders' Equity
 Preferred Shares of Beneficial Interest, par
  value $.01, 10,000 shares authorized:
  9.5% Series B Cumulative Redeemable Preferred
   Shares; 1,000 issued and outstanding,
   liquidation value of $25,000                    23,804      23,804
  7.95% Series C Cumulative Convertible
   Preferred Shares; 1,889 issued and
   outstanding, liquidation value of
   $53,837                                         51,741      51,741
 Common Shares of Beneficial Interest, par
  value $.01, 30,000 shares authorized;
  16,847 and 16,829 issued and outstanding,
  as of December 31, 2005 and 2004,
  respectively                                        168         168
 Additional paid-in capital                       343,011     342,719
 Accumulated other comprehensive income (loss)        (44)        220
 Cumulative distributions in excess of net
  income                                         (106,270)    (88,639)
                                               ----------- -----------
Total Shareholders' Equity                        312,410     330,013
   Total Liabilities and Shareholders' Equity  $1,125,275  $1,043,778
                                               =========== ===========

    For more information on Ramco-Gershenson Properties Trust visit our Website: www.rgpt.com


    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson or Richard Smith, 248-350-9900
             Fax: 248-350-9925